Exhibit 21.1

SUBSIDIARIES

CTM Media Group, Ltd.
CTM Media Group, Inc.
Ettractions, Inc.
IDT Local Media, Inc.
Idea and Design Works, LLC
IDT Internet Mobile Group, Inc.
Beltway Acquisition Corporation
CTM Brochure Display of Puerto Rico, Inc.